SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                   FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                               January 21, 2005
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



   Colorado                    0-16203                84-1060803
--------------              ----------          --------------------
   (State of                  Commission           (I.R.S. Employer
Incorporation)                File No.           Identification No.)



                  Suite 4300
                  370 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)











ITEM 8.01 OTHER EVENTS.

Delta Petroleum Corporation (the "Company," "we" or "our") estimates that its production for the quarter ended December 31, 2004 will be approximately 3.3 bcfe, which is not significantly higher than the production that was achieved during the previous fiscal quarter. The primary reason that our production did not increase more significantly during the quarter was that our timing of completion efforts in the field was not as predictable as originally anticipated, which caused the increases in our production rates for the quarter to occur largely in the last half of December and just before quarter end. This lack of predictability is partially the result of a need for additional Company personnel to coordinate completion efforts, but is also related to scheduling on a timely basis with independent service contractors.

Net daily production is currently approximately 55 mmcfe per day and includes production increases from newly drilled wells and the recently disclosed Manti Resources acquisition. The Company is changing production guidance for the 2005 fiscal year which was originally estimated to be 19 to 21 bcfe for the year, and is now expected to be approximately 17 to 18 bcfe for the year.


                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date:  January 21, 2005               By: /s/ Roger A. Parker
                                          -----------------------------
                                          Roger A. Parker, Chief Executive
                                          Officer